Exhibit 99.1

Quality Distribution, Inc. Announces Fourth Quarter and Full Year 2012 Results

— Quality Reports Fourth Quarter Revenue of $215.4 Million —

— Company Earns Fourth Quarter 2012 Net Income of $0.21 per Diluted Share —

— Q4 2012 Adjusted Net Income of $0.11 per Diluted Share —

— Fourth Quarter Adjusted EBITDA Up 13.4% vs. Prior-Year Period —

TAMPA, FL – February 20, 2013 – Quality Distribution, Inc. (NASDAQ: QLTY) (“Quality” or the “Company”), a North American logistics and transportation provider with market leading businesses, today reported net income of $5.7 million, or $0.21 per diluted share, for the fourth quarter ended December 31, 2012, compared to net income of $5.5 million, or $0.22 per diluted share, in the fourth quarter ended December 31, 2011. Net income for the year ended December 31, 2012 was $50.1 million, or $1.84 per diluted share compared to net income of $23.4 million, or $0.96 per diluted share, for 2011.

Adjusted net income for the fourth quarter of 2012 was $3.0 million, or $0.11 per diluted share, compared to adjusted net income of $3.8 million, or $0.15 per diluted share, for the same quarter in 2011. Both periods are calculated by applying a normalized tax rate of 39% and excluding items not considered part of regular operating activities.

Adjusted net income for the fourth quarter of 2012 included the following pre-tax items which the Company does not consider to be part of its regular operating activities: costs associated with the previously disclosed termination and conversion of an independent affiliate relationship of $1.3 million, residual acquisition expenses of $0.6 million, the effects of Hurricane Sandy of $0.7 million, and net acquisition earnout benefit of ($2.6) million. A reconciliation of net income to adjusted net income for both periods is included in the attached financial exhibits.

“Our preliminary fourth quarter results were in line with the expectations we shared during our third quarter conference call,” stated Gary Enzor, Chief Executive Officer. “This past year was filled with transformative events such as multiple Energy Logistics acquisitions and a difficult but necessary affiliate transition, which pressured our organization on numerous fronts. Looking forward, our leadership team is optimistic about 2013 as we focus intensely on improving operating results, controlling our capital spending and delivering on our goal to generate strong earnings and returns for our shareholders.”

Fourth Quarter 2012 Consolidated Results

Total revenue for the fourth quarter of 2012 was $215.4 million, an increase of 20.5% versus the same quarter last year. Excluding fuel surcharges, revenue for the fourth quarter of 2012 increased by $34.3 million, or 22.8% compared to the prior-year period. This revenue improvement was driven by a $29.1 million increase from the Energy Logistics business resulting primarily from the three acquisitions completed in 2012, $2.2 million of growth from Intermodal, and a $3.0 million increase from the Chemical Logistics business.

Operating income for the fourth quarter of 2012 was $10.2 million, a decrease of $3.0 million versus the prior-year period, resulting from the aforementioned independent affiliate conversion, acquisition costs, and effects of Hurricane Sandy. Adjusting for these items and associated costs mentioned above, fourth quarter 2012 operating income would have been approximately $12.9 million, a decrease of $0.4 million versus the prior-year fourth quarter. Operating margins declined primarily as a result of higher equipment lease expense, increased insurance costs and lower asset utilization within the Energy and Chemical Logistics segments, as well as higher depreciation and amortization expenses from the Company’s recent acquisitions.

Adjusted EBITDA for the fourth quarter of 2012 was $20.3 million, up 13.4% compared to the fourth quarter of 2011, driven primarily by income from Energy Logistics acquisitions consummated in 2012 and increases in the Intermodal business. A reconciliation of net income to adjusted EBITDA for both periods is included in the attached financial exhibits.

Fourth Quarter 2012 Segment Results

Chemical Logistics

Revenues in the Chemical Logistics segment were $144.9 million in the fourth quarter of 2012, which was up 3.2% versus the fourth quarter of 2011. Excluding fuel surcharges, revenues increased $3.0 million, or 2.6%, primarily due to higher pricing and solid volumes. In addition, the Company was successful in retaining a significant portion of customer revenue from the affiliate conversion. Driver counts were also up 2.2% year-over-year due to focused recruiting and retention efforts.

Operating income in the Chemical Logistics segment was $6.1 million, down $2.8 million versus the comparable prior-year period, primarily due to approximately $1.6 million of affiliate conversion and acquisition charges. After adjusting for these items, operating income was down $1.2 million, as better pricing and volumes were offset by $1.1 million of higher equipment lease expense, $0.4 million of increased depreciation expenses from the affiliate asset acquisition in the fourth quarter and lower asset utilization primarily in the Northeast region of the U.S.

Intermodal

Revenues in the Intermodal segment were $31.4 million, up $2.8 million or 9.8% versus the prior-year period. Excluding fuel surcharges, revenues increased $2.2 million, or 8.6%, primarily due to continued strong demand for ISO container shipments and increases in brokerage, storage and repair business.

Operating income in the Intermodal segment was $3.8 million, up $0.5 million versus the prior-year period. The effects of Hurricane Sandy adversely impacted the Newark, NJ terminal with significant downtime and equipment damages, resulting in a $0.7 million loss of operating income. Excluding the effects of the storm, operating income for the intermodal segment would have improved by $1.2 million over the comparable prior-year period, primarily due to stronger revenues and expense control.

Energy Logistics

Revenues in the Energy Logistics segment were $39.1 million, up $29.4 million versus the prior-year period, as higher revenues from the three acquisitions consummated in 2012 were partially offset by a 49% decline in revenues from the Marcellus shale region. The decline in Marcellus revenue was driven primarily by lower natural gas prices and the independent affiliate conversion. Energy Logistics revenues in the fourth quarter were up 1.7% on a sequential basis versus the third quarter of 2012, as organic growth from the Company’s Texas and Oklahoma shale businesses more than offset seasonal declines within the Bakken and Marcellus regions.

Operating income in the Energy Logistics segment was $0.4 million, a decrease of $0.7 million versus the prior-year period. Excluding $0.4 million of affiliate conversion costs, year-over-year operating income declined $0.3 million, primarily due to $2.2 million of higher depreciation and amortization expenses, $1.2 million of reduced profitability within the Marcellus region, $0.6 million of expenses associated with new regional repair shop operations, and $0.2 million of equipment repositioning costs designed to improve future productivity. These impacts were partially offset by income associated with the 2012 acquisitions and growing affiliate operations in Texas and Oklahoma. Energy Logistics adjusted EBITDA for the fourth quarter was $3.4 million, up $1.9 million versus the prior-year period.

Summary

“Our Chemical and Intermodal businesses delivered solid fourth quarter results, and this trend has continued thus far into 2013,” said Gary Enzor, Chief Executive Officer. “Although our Energy Logistics business had a difficult quarter from an earnings perspective, our team held top line revenues versus the third quarter and is committed to improving operating profitability and optimizing the fleet across our footprint.”

Full Year 2012 Consolidated Results

Total revenue for the year ended December 31, 2012 was $842.1 million, an increase of 12.9% versus the same period last year. Excluding fuel surcharges, revenue increased 14.3% for the full year compared to the prior year primarily driven by the acquired Energy Logistics businesses.

Operating income for the year ended December 31, 2012 was $49.1 million, and included $10.9 million of expenses related to the following: costs associated with the termination of an independent affiliate relationship ($4.4 million), acquisition expenses ($4.0 million), the effects of Hurricane Sandy ($0.7 million), severance and lease termination charges ($1.0 million) and other legal settlements ($0.8 million). Operating income for the year ended December 31, 2011 was $57.7 million, and included a restructuring credit of $0.5 million. After adjusting for these items, operating income for the year ended December 31, 2012 would have been $60.0 million, an increase of $2.8 million, or 4.9% from operating income for the year ended December 31, 2011 of $57.2 million.

Adjusted net income for the year ended December 31, 2012 was $18.9 million, or $0.69 per diluted share, up 10.4% versus the prior year, and adjusted EBITDA for the year ended December 31, 2012 was $84.5 million, up $10.2 million, or 13.8% compared to the prior year. A reconciliation of net income to adjusted net income and adjusted EBITDA for both years is included in the attached financial exhibits.

Recent Transactions

As previously announced, the Company initiated a program during the fourth quarter of 2012 to repurchase up to $15 million of its common stock. During the fourth quarter of 2012, the Company repurchased 0.6 million shares for approximately $3.7 million. From January 1, 2013 through February 20, 2013, the Company repurchased an additional 0.5 million shares for approximately $3.2 million.

As disclosed in the Company’s third quarter earnings release, due to financial and operational difficulties encountered by one of our larger independent affiliates, the Company terminated its business relationship with this independent affiliate during the third quarter of 2012. On October 17, 2012 Quality acquired certain operating assets from this independent affiliate for approximately $17.1 million in cash. The Company does not expect to incur any significant future expense related to this transition.

Balance Sheet and Cash Flow

Borrowing availability under the Company’s ABL Facility was $55.2 million at December 31, 2012. This represents a decrease of $27.1 million versus December 31, 2011 as availability was utilized to help fund the three acquisitions consummated in 2012. During the fourth quarter of 2012, the Company aggressively disposed of idle assets generating $6.0 million to reduce outstanding ABL Facility borrowings. The Company expects to have sufficient borrowing availability under its ABL Facility to support its operating requirements in 2013.

Operating cash flow for the year ended December 31, 2012 was $17.0 million, compared with $35.4 million for the prior-year period. The decline was primarily due to the expected increase in working capital requirements from the newly acquired Energy Logistics businesses. Net capital expenditures for the year ended December 31, 2012 were $18.8 million, down $3.0 million from the prior year.

“During the quarter, we successfully contained capital and other spending, allowing us to utilize proceeds from asset sales and free cash flow to repurchase shares under our repurchase program,” said Joe Troy, Chief Financial Officer. “We will continue our strong focus on improving our operations, controlling capital and other expenditures, and utilizing our free cash flow to increase shareholder value.”

Mr. Troy continued, “In 2013 we will place enhanced emphasis on asset utilization across each business unit, reposition assets into areas with the greatest growth potential and rationalize our fleet where warranted. We feel confident that each of our business units is taking the necessary actions to improve profitability, and the Company is well positioned to reduce leverage and generate improved earnings and free cash flow in 2013.”

Quality will host a conference call for investors to discuss these results on Thursday, February 21, 2013 at 10:00 a.m. Eastern Time. The toll free dial-in number is 888-278-8459; the toll number is 913-312-1466; the passcode is 1356467. A replay of the call will be available through March 23, 2013, by dialing 888-203-1112; passcode: 1356467. A webcast of the conference call may be accessed in the Investor Relations section of Quality’s website at www.qualitydistribution.com. Copies of this earnings release and other financial information about Quality may also be accessed in the Investor Relations section of Quality’s website. The Company regularly posts or otherwise makes available information within the Investor Relations section that may be important to investors.

About Quality

Headquartered in Tampa, Florida, Quality operates the largest chemical bulk logistics network in North America through its wholly-owned subsidiary, Quality Carriers, Inc., and is the largest North American provider of intermodal tank container and depot services through its wholly-owned subsidiary, Boasso America Corporation. Quality also provides logistics and transportation services to the unconventional oil and gas industry including crude oil, fresh water, and production fluids, through its wholly-owned subsidiaries QC Energy Resources, Inc. and QC Environmental Services, Inc. Quality’s network of independent affiliates and independent owner-operators provides nationwide bulk transportation and related services. Quality is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This press release contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Forward-looking information is any statement other than a statement of historical fact. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, risks and uncertainties regarding forward-looking statements include (1) the effect of local, national and international economic, credit, capital and labor market conditions on the economy in general, on our ability to obtain desired debt financing and on the particular industries in which we operate, including excess capacity in the industry, the availability of qualified drivers, changes in fuel and insurance prices, interest rate fluctuations, and downturns in customers’ business cycles and shipping requirements; (2) our substantial leverage and our ability to make required payments and comply with restrictions contained in our debt arrangements or to otherwise generate sufficient cash flow from operations or borrowing under our ABL Facility to fund our liquidity needs; (3) competition and rate fluctuations, including fluctuations in prices and demand for transportation services as well as for commodities such as natural gas and oil; (4) our reliance on independent affiliates and independent owner-operators; (5) a shift away from or slowdown in production in the shale regions in which we have energy logistics operations; (6) our liability as a self-insurer to the extent of our deductibles as well as changing conditions and pricing in the insurance marketplace; (7) increased unionization, which could increase our operating costs or constrain operating flexibility; (8) changes in, or our inability to comply with, governmental regulations and legislative changes affecting the transportation industry generally or in the particular segments in which we operate;(9) federal and state legislative and regulatory initiatives, which could result in increased costs and additional operating restrictions upon us or our oil and gas frac shale energy customers; (10)our ability to access and use disposal wells and other disposal sites and methods in our energy logistics business; (11) our ability to comply with current and future environmental regulations and the increasing costs relating to environmental compliance; (12) potential disruptions at U.S. ports of entry; (13) diesel fuel prices and our ability to recover costs through fuel surcharges; (14) our ability to attract and retain qualified drivers;(15) terrorist attacks and the cost of complying with existing and future anti-terrorism security measures; (16) our dependence on senior management; (17) the potential loss of our ability to use net operating losses to offset future income; (18) potential future impairment charges; (19) the interests of our largest shareholder, which may conflict with your or our interests; (20) our ability to successfully identify acquisition opportunities, consummate such acquisitions and successfully integrate acquired businesses and converted affiliates and achieve the anticipated benefits and synergies of acquisitions and conversions, the effects of the acquisitions and conversions on the acquired businesses’ existing relationships with customers, governmental entities, affiliates, owner-operators and employees, and the impact that acquisitions and conversions could have on our future financial results and business performance and other future conditions in the market and industry from the acquired businesses; (21) our ability to execute plans to profitably operate in the transportation business and disposal well business within the energy logistics market; (22) our success in entering new markets; (23) adverse weather conditions; (24) our liability for our proportionate share of unfunded vested benefit liabilities, particularly in the event of our withdrawal from any of our multi-employer pension plans; and (25) changes in planned or actual capital expenditures due to operating needs, changes in regulation, covenants in our debt arrangements and other expenses, including interest expenses. Readers are urged to carefully review and consider the various disclosures regarding these and other risks and uncertainties, including but not limited to risk factors contained in Quality Distribution, Inc.‘s Annual Report on Form 10-K for the year ended December 31, 2011 and its Quarterly Reports on Form 10-Q, as well as other reports filed with the Securities and Exchange Commission. Quality disclaims any obligation to update any forward-looking statement, whether as a result of developments occurring after the date of this release or for any other reasons.

Contact:	Joseph J. Troy
Executive Vice President and Chief Financial Officer
800-282-2031 ext. 7195

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In 000’s) Except Per Share Data

Unaudited

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
OPERATING REVENUES:
Transportation	$153,602	$122,728	$597,406	$517,780
Service revenue	31,532	28,070	121,101	110,588
Fuel surcharge	30,258	27,952	123,611	117,583

Total operating revenues	215,392	178,750	842,118	745,951

OPERATING EXPENSES:
Purchased transportation	135,302	122,429	552,524	522,866
Compensation	24,474	15,686	82,143	61,098
Fuel, supplies and maintenance	25,037	14,546	82,033	51,102
Depreciation and amortization	6,638	3,943	21,090	14,413
Selling and administrative	9,025	5,702	33,882	21,647
Insurance costs	4,098	2,501	15,830	14,042
Taxes and licenses	646	474	2,825	2,211
Communications and utilities	912	678	3,636	2,732
Gain on disposal of property and equipment	(984)	(470)	(988)	(1,318)
Restructuring credit	—	—	—	(521)

Total operating expenses	205,148	165,489	792,975	688,272

Operating income	10,244	13,261	49,143	57,679

Interest expense	8,047	7,279	30,089	29,497
Interest income	(229)	(151)	(831)	(585)
Write-off of debt issuance costs	—	—	—	3,181
Other (income) expense	(2,588)	(36)	(2,864)	214

Income before income taxes	5,014	6,169	22,749	25,372
(Benefit from) provision for income taxes	(695)	693	(27,327)	1,941

Net income	$5,709	$5,476	$50,076	$23,431

PER SHARE DATA:
Net income per common share
Basic	$0.21	$0.23	$1.89	$1.01

Diluted	$0.21	$0.22	$1.84	$0.96

Weighted average number of shares
Basic	27,269	23,519	26,502	23,088
Diluted	27,766	24,667	27,207	24,352

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In 000’s)

Unaudited

	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$2,704	$4,053
Accounts receivable, net	113,906	90,567
Prepaid expenses	14,651	7,849
Deferred tax asset, net	16,609	4,048
Other current assets	9,694	3,858

Total current assets	157,564	110,375

Property and equipment, net	190,342	125,892
Goodwill	104,294	31,344
Intangibles, net	37,654	18,471
Non-current deferred tax asset, net	11,713	—
Other assets	12,036	16,313

Total assets	$513,603	$302,395

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Current maturities of indebtedness	$3,918	$4,139
Current maturities of capital lease obligations	3,913	5,261
Accounts payable	9,966	7,571
Independent affiliates and independent owner-operators payable	14,243	9,795
Accrued expenses	37,889	25,327
Environmental liabilities	2,739	3,878
Accrued loss and damage claims	7,326	8,614

Total current liabilities	79,994	64,585

Long-term indebtedness, less current maturities	408,850	293,823
Capital lease obligations, less current maturities	2,125	3,840
Environmental liabilities	6,302	6,222
Accrued loss and damage claims	9,494	9,768
Other non-current liabilities	25,278	30,342

Total liabilities	532,043	408,580

SHAREHOLDERS’ DEFICIT
Common stock	437,192	393,859
Treasury stock	(5,849)	(1,878)
Accumulated deficit	(228,467)	(278,543)
Stock recapitalization	(189,589)	(189,589)
Accumulated other comprehensive loss	(31,752)	(31,381)
Stock purchase warrants	25	1,347

Total shareholders’ deficit	(18,440)	(106,185)

Total liabilities and shareholders’ deficit	$513,603	$302,395

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

SEGMENT OPERATING RESULTS

(In 000’s)

Unaudited

The Company has three reportable business segments for financial reporting purposes that are distinguished primarily on the basis of services offered:

•	Chemical Logistics, which consists of the transportation of bulk chemicals primarily through a network of 25 independent affiliates, and equipment rental income;

•

Energy Logistics, which consists primarily of the transportation of fresh water, disposal water, and crude oil for the unconventional oil and gas frac shale energy markets, primarily through company-operated terminals and two independent affiliates; and

•	Intermodal, which consists of Boasso’s intermodal ISO tank container transportation and depot services supporting the international movement of bulk liquids.

	Three Months Ended December 31, 2012
	Chemical	Energy
	Logistics** (a)	Logistics (b)	Intermodal (c)	Total
Operating Revenues:
Transportation	$101,722	$35,557	$16,323	$153,602
Service revenue	17,325	3,287	10,920	31,532
Fuel surcharge	25,823	301	4,134	30,258

Total operating revenues	$144,870	$39,145	$31,377	$215,392

Segment revenue % of total revenue	67.3%	18.2%	14.5%	100.0%
Segment operating income*	$8,115	$3,140	$4,643	$15,898
Depreciation and amortization	3,064	2,687	887	6,638
Other (income) expense	(1,051)	67	—	(984)

Operating income	$6,102	$386	$3,756	$10,244

	Three Months Ended December 31, 2011
	Chemical	Energy
	Logistics **	Logistics	Intermodal	Total
Operating Revenues:
Transportation	$99,146	$9,099	$14,483	$122,728
Service revenue	16,847	623	10,600	28,070
Fuel surcharge	24,407	64	3,481	27,952

Total operating revenues	$140,400	$9,786	$28,564	$178,750

Segment revenue % of total revenue	78.5%	5.5%	16.0%	100.0%
Segment operating income*	$11,249	$1,539	$3,946	$16,734
Depreciation and amortization	2,668	457	818	3,943
Other income	(338)	—	(132)	(470)

Operating income	$8,919	$1,082	$3,260	$13,261

(a)	Operating income in the Chemical Logistics segment during the three-month period ended December 31, 2012 includes $1.6 million of costs associated with the independent affiliate conversion, acquisition and severance costs.
(b)	Operating income in the Energy Logistics segment during the three-month period ended December 31, 2012 includes $0.4 million of costs associated with the independent affiliate conversion.
(c)	Operating income in the Intermodal segment during the three-month period ended December 31, 2012 includes $0.7 million of costs associated with the effects of Hurricane Sandy.

	Year Ended December 31, 2012
	Chemical	Energy
	Logistics ** (x)	Logistics (y)	Intermodal (z)	Total
Operating Revenues:
Transportation	$423,077	$105,679	$68,650	$597,406
Service revenue	67,632	8,461	45,008	121,101
Fuel surcharge	105,767	926	16,918	123,611

Total operating revenues	$596,476	$115,066	$130,576	$842,118

Segment revenue % of total revenue	70.8%	13.7%	15.5%	100.0%
Segment operating income*	$37,809	$12,177	$19,259	$69,245
Depreciation and amortization	11,293	6,310	3,487	21,090
Other (income) expense	(1,327)	391	(52)	(988)

Operating income	$27,843	$5,476	$15,824	$49,143

	Year Ended December 31, 2011
	Chemical	Energy
	Logistics **	Logistics	Intermodal	Total
Operating Revenues:
Transportation	$429,769	$29,432	$58,579	$517,780
Service revenue	67,414	1,006	42,168	110,588
Fuel surcharge	103,487	64	14,032	117,583

Total operating revenues	$600,670	$30,502	$114,779	$745,951

Segment revenue % of total revenue	80.5%	4.1%	15.4%	100.0%
Segment operating income*	$48,444	$3,081	$18,728	$70,253
Depreciation and amortization	10,418	785	3,210	14,413
Other income	(1,684)	—	(155)	(1,839)

Operating income	$39,710	$2,296	$15,673	$57,679

(x)	Operating income in the Chemical Logistics segment during the year ended December 31, 2012 includes $7.9 million of costs associated with the independent affiliate conversion, acquisition and severance costs and legal and claims settlement expenses.
(y)	Operating income in the Energy Logistics segment during the year ended December 31, 2012 includes $2.3 million of costs associated with the independent affiliate conversion.
(z)	Operating income in the Intermodal segment during the year ended December 31, 2012 includes $0.7 million of costs associated with the effects of Hurricane Sandy.
*	Segment operating income reported in the business segment tables above excludes amounts such as depreciation and amortization and gains and losses on disposal of property and equipment.
**	Most corporate and shared services overhead costs, including acquisition costs, are included in the Chemical Logistics segment.

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME, EBITDA AND ADJUSTED EBITDA AND RECONCILIATION OF NET INCOME PER SHARE TO ADJUSTED NET INCOME PER SHARE

For the Three Months and the Years Ended December 31, 2012 and 2011

(In 000’s)

Unaudited

Adjusted Net Income and Adjusted Net Income per Share, EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under United States Generally Accepted Accounting Principles (“GAAP”). Adjusted Net Income and Adjusted Net Income per Share, EBITDA and Adjusted EBITDA are presented herein because they are important metrics used by management to evaluate and understand the performance of the ongoing operations of Quality’s business. For Adjusted Net Income, management uses a 39% tax rate for calculating the provision for income taxes to normalize Quality’s tax rate to that of competitors, and to compare Quality’s reporting periods with different effective tax rates. In addition, in arriving at Adjusted Net Income and Adjusted Net Income per Share, the Company adjusts for significant items that are not part of regular operating activities. These adjustments include acquisition costs, severance and lease termination costs, unusual legal and claims settlements, independent affiliate conversion costs, Hurricane Sandy effects, earnout adjustments, restructuring credits and the write-off of debt issuance costs.

EBITDA is a component of the measure used by Quality’s management to facilitate internal comparisons to competitors’ results and the bulk transportation, chemical and energy logistics and intermodal industries in general. We believe that financial information based on GAAP for businesses, such as Quality’s, should be supplemented by EBITDA so investors better understand the financial information in connection with their evaluation of the Company’s business. This measure addresses variations among companies with respect to capital structures and cost of capital (which affect interest expense) and differences in taxation and book depreciation of facilities and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Accordingly, EBITDA allows analysts, investors and other interested parties in the bulk transportation, logistics and intermodal industries to facilitate company-to-company comparisons by eliminating some of the foregoing variations. EBITDA as used herein may not, however, be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. To calculate EBITDA, Net Income is adjusted for provision for (benefit from) income tax, depreciation and amortization and net interest expense. To calculate Adjusted EBITDA, we calculate EBITDA from Net Income, which is then further adjusted for items that are not part of regular operating activities, including acquisition costs, severance and lease termination costs, unusual legal and claims settlements, independent affiliate conversion costs, Hurricane Sandy effects, earnout adjustments, restructuring credits and the write-off of debt issuance costs, and other non-cash items such as non-cash stock-based compensation. Adjusted Net Income and Adjusted Net Income per Share, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for the consolidated statements of operations prepared in accordance with GAAP, or as an indication of Quality’s operating performance or liquidity.

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
Net Income Reconciliation:
Net income	$5,709	$5,476	$50,076	$23,431

Net income per common share:
Basic	$0.21	$0.23	$1.89	$1.01

Diluted	$0.21	$0.22	$1.84	$0.96

Weighted average number of shares:
Basic	27,269	23,519	26,502	23,088
Diluted	27,766	24,667	27,207	24,352

Reconciliation:

Net income	$5,709	$5,476	$50,076	$23,431
Adjustments to net income:
(Benefit from) provision for income taxes	(695)	693	(27,327)	1,941
Acquisition costs	586	—	3,956	—
Severance and lease termination costs	25	—	1,084	—
Legal and claims settlements	—	—	762	—
Affiliate conversion costs	1,348	—	4,379	—
Hurricane Sandy effects	660	—	660	—
Earnout adjustments	(2,651)	—	(2,651)	—
Write-off of debt issuance costs	—	—	—	3,181
Restructuring credit	—	—	—	(521)

Adjusted income before income taxes	4,982	6,169	30,939	28,032
Provision for income taxes at 39%	1,943	2,406	12,066	10,932

Adjusted net income	$3,039	$3,763	$18,873	$17,100

Adjusted net income per common share:
Basic	$0.11	$0.16	$0.71	$0.74

Diluted	$0.11	$0.15	$0.69	$0.70

Weighted average number of shares:
Basic	27,269	23,519	26,502	23,088
Diluted	27,766	24,667	27,207	24,352

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
EBITDA and Adjusted EBITDA:
Net income	$5,709	$5,476	$50,076	$23,431

Adjustments to net income:
(Benefit from) provision for income taxes	(695)	693	(27,327)	1,941
Depreciation and amortization	6,638	3,943	21,090	14,413
Interest expense, net	7,818	7,128	29,258	28,912

EBITDA	19,470	17,240	73,097	68,697
Acquisition costs	586	—	3,956	—
Severance and lease termination costs	25	—	1,028	—
Legal and claims settlements	—	—	762	—
Affiliate conversion costs	1,348	—	4,379	—
Hurricane Sandy effects	660	—	660	—
Earnout adjustments	(2,651)	—	(2,651)	—
Write-off of debt issuance costs	—	—	—	3,181
Restructuring credit	—	—	—	(521)
Non-cash stock-based compensation	864	669	3,238	2,874

Adjusted EBITDA	$20,302	$17,909	$84,469	$74,231